                                                                Exhibit 99.4(d)

                  MFS TRUST XIII INVESTMENT ADVISORY AGREEMENT

                                   APPENDIX A

                           FUNDS AND EFFECTIVE DATES

Fund                                                         Effective Date
----                                                         --------------

MFS Diversified Income Fund                                  May 17, 2006

                                   APPENDIX B

                          COMPENSATION TO THE ADVISER

The investment advisory fee payable by each Fund shall be computed and paid monthly at the annual rate equal to that Fund's average daily net assets for its then current fiscal year noted below:

FUND                                                         ANNUAL RATE
----                                                         -----------

MFS Diversified Income Fund                                    0.65%